Exhibit 99.1

DST Systems, Inc. Announces Third Quarter 2006 Financial Results

          KANSAS CITY, Mo., Oct. 23 /PRNewswire-FirstCall/ -- Consolidated net income for DST Systems, Inc. (NYSE: DST) was $54.7 million ($0.76 per diluted share) for the third quarter 2006 compared to $154.3 million ($1.97 per diluted share) for the third quarter 2005.  Taking into account certain non- GAAP adjustments explained herein, consolidated net income was $50.1 million ($0.70 per diluted share) for the third quarter 2006 compared to $53.8 million ($0.69 per diluted share) for the third quarter 2005.  Consolidated net income for the nine months ended September 30, 2006 was $191.9 million ($2.63 per diluted share) compared to 2005 net income of $373.8 million ($4.67 per diluted share).  Taking into account certain non-GAAP adjustments explained herein, consolidated net income for the nine months ended September 30, 2006 was $152.9 million ($2.09 per diluted share) compared to 2005 net income of $154.4 million ($1.93 per diluted share).

Third quarter 2006 highlights were as follows:

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Consolidated operating revenues increased $7.9 million or 2.0% to $373.7 million compared to third quarter 2005 (excluding 2005 lock\line related operating revenues) primarily from higher mutual fund shareowner accounts serviced and higher Output Solutions volumes, partially offset by lower AWD, investment management and healthcare license fee revenues approximating $6.3 million.

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Consolidated income from operations decreased $18.3 million or 19.3% to $76.4 million as compared to third quarter 2005.  Higher contributions from mutual fund shareowner processing, lower restricted stock amortization expense due to the sale of the Innovis Entities in 2005 and the favorable impact of a state sales and use tax settlement in the third quarter 2006 were more than offset by lower contributions from the Output Solutions Segment, lower license fee revenues, the absence of consolidated lock\line operating income and lower contributions from the Investments and Other Segment which recorded a $20.5 million pretax gain in third quarter 2005 primarily from the sale of a building.  Taking into account certain non-GAAP adjustments explained herein (restricted stock acceleration for the Innovis Entities, the Financial Services sales and use tax settlement and the sale of the building), income from operations decreased $9.9 million or 12.2% as compared to third quarter 2005 primarily due to lower Output Solutions contributions, lower license fee revenues and the absence of consolidated lock\line operating income resulting from the merger with Asurion.  DST’s share of Asurion’s earnings are now included in equity in earnings of unconsolidated affiliates.

Operating income for the Output Solutions segment decreased $6.7 million or 89.3% to $800,000 from third quarter 2005.  As previously disclosed, the 2006 financial results for Output Solutions continue to reflect the impact of new contracts with lower unit pricing which anticipated the impact of Output Solution’s investments in new high speed color printing and re-engineered proprietary inserting and mailing technology.  The pricing of the contracts has become effective; however, the new technologies are being phased in over time.  In connection with the new printing and inserting technology, Output is purchasing equipment to replace equipment that was previously leased.  This shift to owned equipment negatively impacts short term profitability as the Company uses accelerated depreciation for GAAP purposes.  In addition, a significant client has indicated that it plans to internalize its print/mail operations in early 2007 as a result of a merger with a company with in-house capabilities. This is expected to impact revenue and operating income in 2007.  The Company anticipates that the new printing and inserting technologies will enhance its competitive position and positively impact earnings when fully implemented.

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As previously announced, DST acquired Amisys Synertech, Inc. (“ASI”) on October 2, 2006 through a merger with a wholly owned subsidiary of DST Health Solutions, Inc.  DST paid approximately $138 million (net of cash acquired) for ASI and the transaction will be accounted for as a purchase.  The purchase price was funded with available cash balances and existing credit facilities.  ASI is an enterprise software developer, software applications service provider, and business process outsourcer for the U.S. commercial healthcare industry.  ASI reported revenues of $103.4 million for the year ended December 31, 2005 and $83.3 million for the nine months ended September 30, 2006.  ASI has approximately 1,400 employees located in three principal locations: Harrisburg, Pennsylvania; Rockville, Maryland; and Hyderabad, India.  On a pro-forma basis, the transaction is not expected to have a material impact on DST’s net income or earnings per share for fourth quarter 2006.  DST incurred approximately $1.7 million of transaction and merger integration related costs during the third quarter 2006.  DST anticipates it will incur additional integration related costs during the next few quarters as the DST Health Solutions and ASI businesses become fully integrated.

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During the third quarter, DST settled an outstanding state sales and use tax matter for historical periods dating back to 2001.  The settlement had a favorable impact on income from operations of $6.9 million related to sales and use taxes and other non-operating income of $900,000 related to interest for an aggregate pretax impact of $7.8 million during the quarter.

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As previously announced, DST received a $254.8 million cash distribution from Asurion in July 2006.  The payment was part of a debt-financed distribution made by Asurion to all of its shareholders. Asurion also made dividend-equivalent bonus payments to its vested stock option holders, and the related compensation expense allocable to DST’s interest in Asurion reduced DST’s net income by approximately $7.6 million in the third quarter of 2006.  Under the equity method of accounting, the distribution was not treated as book income to DST. Instead, the carrying value of DST’s investment in Asurion was reduced by the amount of the distribution.

In addition, Asurion had incremental interest costs associated with the debt incurred to finance the distribution, which negatively impacted DST’s equity in earnings of Asurion during the third quarter by approximately $4.0 million and is expected to negatively impact DST’s equity in earnings of Asurion in the future.

For income tax purposes, a portion of the Asurion distribution will qualify for the dividends received deduction and will be taxed at a tax rate substantially less than the Federal statutory rate of 35%. The portion of the distribution qualifying for the dividends received deduction will reduce DST’s estimated annual effective tax rate.  The reduction of the effective annual tax rate resulted in an approximate $8.3 million net income benefit in third quarter 2006 and is estimated to result in an approximate $3.0 million benefit in fourth quarter 2006.

The net proceeds from the Asurion distribution were principally used to repurchase shares.  During the third quarter, DST repurchased approximately 3.7 million shares of DST common stock at a total cost of $219.5 million or approximately $59.95 per share.  For financial accounting purposes, the effect of the share repurchases reduced average diluted shares outstanding for the three months ended September 30, 2006 by approximately 900,000 shares.  These share repurchases will not have a fully annualized effect on average diluted shares outstanding until 2007.

Share related activity during the third quarter 2006 was as follows:

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On August 1, 2006, DST’s Board of Directors authorized the repurchase of an additional 6.0 million shares under the existing share repurchase authorization plan. This plan allows, but does not require, the repurchase of common stock in open market and private transactions through July 31, 2008.  During the third quarter 2006, the Company repurchased approximately 3.7 million shares of DST common stock for $219.5 million or approximately $59.95 per share.  At September 30, 2006, approximately 4.8 million shares remained outstanding under the share repurchase authorization.

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The Company had approximately 66.1 million shares outstanding at September 30, 2006.  The net effect of share repurchases and shares issued from stock option exercises during the three and nine months ended September 30, 2006 resulted in a net decrease in shares outstanding of 3.4 million shares or 4.9% and 5.6 million shares or 7.8%, respectively.

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Diluted shares outstanding for the third quarter 2006 were 72.0 million shares, a decrease of 1.2 million shares or 1.6% from the second quarter 2006 and a decrease of 2.6 million shares or 3.5% from the fourth quarter 2005.  The dilutive effects of the convertible debentures, outstanding stock options and restricted stock were approximately 2.8 million shares, 1.8 million shares and 1.2 million shares, respectively, during the third quarter 2006.  Higher average DST share prices during third quarter 2006 quarter increased the dilutive impact of the convertible debentures by approximately 1.8 million shares compared to third quarter 2005.

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Total stock options and restricted stock (“equity units”) outstanding at September 30, 2006 were 11.6 million, a decrease of 400,000 equity units or 3.3% from June 30, 2006 and a decrease of 1.7 million equity units or 12.8% from December 31, 2005.

Intangible asset amortization during the third quarter 2006 was as follows:

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The combined amortization of intangibles affecting DST’s equity in earnings of Asurion during the three and nine months ended September 30, 2006 was $1.7 million and $4.8 million, respectively.  DST also recorded approximately $1.4 million and $4.4 million of intangible asset amortization during the three and nine months ended September 30, 2006, respectively, resulting from the acquisition of DST Health Solutions on April 29, 2005.

          Use of Non-GAAP Financial Information

          In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described below and are reconciled to the corresponding GAAP measure in the financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information. Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate”, as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

          DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

          The following items, which have been treated as non-GAAP adjustments, occurred during the three months ended September 30, 2006:

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Reduced depreciation expense of $2.6 million, reduced costs and expenses of $4.3 million and increased other non-operating income of $900,000 for an aggregate pretax income of $7.8 million related to the settlement of an outstanding state sales and use tax matter for historical periods dating back to 2001.  DST management considers the settlement to be non-recurring in nature.  The settlement had a favorable impact on Financial Services income from operations of $6.9 million related to sales and use taxes and other non-operating income of $900,000 related to interest for an aggregate pretax impact of $7.8 million during the quarter.  The income tax expense associated with this settlement was approximately $3.1 million ($2.7 million associated with reductions in depreciation and costs and expenses and $400,000 associated with an increase in other income).

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Reduced equity in earnings from Asurion of approximately $12.7 million from dividend-equivalent bonus payments made by Asurion to its vested stock option holders during the three months ended September 30, 2006 in connection with the debt-financed distribution to all of its shareholders.  DST management considers the dividend-equivalent bonus payments to be non-recurring in nature.  The DST income tax benefit associated with this charge was approximately $5.1 million.

--	An income tax benefit of approximately $8.3 million for the portion of the Asurion distribution that qualifies for the dividends received deduction for DST, as previously discussed.

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Transaction and integration costs incurred with the acquisition of ASI, in the amount of $1.7 million, included in Financial Services costs and expenses.  The income tax benefit associated with these costs was approximately $600,000.  The Company expects that integration costs will continue for the next two quarters.

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Other net gains, in the amount of $400,000, associated with securities transactions, which are included in other income, net.  The income tax expense associated with these gains was approximately $100,000.

The following items, which have been treated as non-GAAP adjustments, occurred during the six months ended June 30, 2006:

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Increased compensation expense from accelerated vesting of restricted stock as a result of the lock\line merger with Asurion, in the amount of $1.7 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $700,000.

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Severance and related compensation charges of $1.8 million associated with an adjustment of staffing levels, included in Output Solutions costs and expenses.  The income tax benefit associated with these costs was approximately $700,000.

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Reduced compensation expense as a result of the effect of the adoption of FAS 123R, Share-Based Payment, related to the initial estimation of forfeitures on restricted stock awards which resulted in a $1.4 million reduction in Financial Services costs and expenses.  The income tax expense associated with this gain was approximately $600,000.

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Increased interest expense of $12.7 million resulting from the write- off of the Company’s convertible debenture debt issuance costs.  The income tax benefit associated with these interest costs was approximately $5.0 million.

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Other net gains in the amount of $16.1 million associated with securities transactions, principally from the sale of 1.5 million shares of State Street Corporation, which are included in other income, net.  The income tax expense associated with these gains was approximately $6.3 million.

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A loss included in other income, net, in the amount of $2.9 million principally related to the decline in value of a non-operating Chapter 11 bankruptcy claim.  The income tax benefit associated with this loss was approximately $1.1 million.

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A net gain of $52.8 million resulting from the lock\line merger with Asurion on January 1, 2006, which is included in gains on sale of businesses.  The income tax expense associated with this gain was approximately $23.1 million.

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A settlement with the IRS was reached and a federal income tax refund was received during the second quarter 2006 related to research and experimentation credits claimed by the Company for historical periods from 1988 through 2001.  A portion of the refund, in the amount of $1.3 million, was required to be reported as interest income and has been included in other income, net.  The income tax benefit of this IRS settlement and federal income tax refund was approximately $4.4 million.

The following items, which have been treated as non-GAAP adjustments, occurred during the three months ended September 30, 2005:

--	A net gain resulting from the sale of the Innovis Entities, in the amount of $153.8 million, on July 1, 2005. The income tax expense associated with this gain was approximately $62.7 million.

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Increased compensation expense from accelerated vesting of restricted stock as a result of the sale of the Innovis Entities, in the amount of $6.9 million, included in Customer Management costs and expenses. The income tax benefit associated with these costs was approximately $2.5 million.

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A net gain in the amount of $22.9 million resulting from the sale of an office building, which is included in Investments and Other as a reduction to costs and expenses.  The income tax expense associated with this gain was approximately $9.5 million.

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Impairment charges in the amount of $2.4 million related to certain real estate properties, which are included in Investments and Other depreciation and amortization.  The income tax benefit associated with this charge was approximately $1.0 million.

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Other net gains, in the amount of $2.9 million, associated with securities transactions, which are included in other income, net.  The income tax expense associated with these gains was approximately $1.1 million.

The following items, which have been treated as non-GAAP adjustments, occurred during the six months ended June 30, 2005:

--	A net gain in the amount of $120.4 million resulting from the sale of EquiServe on June 17, 2005. The income tax expense associated with this gain was approximately $50.4 million.

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Recognition of an $11.2 million gain related to BFDS that was previously required to be deferred, in equity in earnings of unconsolidated affiliates (BFDS) in conjunction with the sale of EquiServe.  The income tax expense associated with this gain was approximately $4.2 million.

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Other net gains, in the amount of $76.5 million, associated with securities transactions (principally shares of Computer Sciences Corporation that were exchanged in the DST Health Solutions transaction on April 29, 2005), which are included in other income, net.  The income tax expense associated with these gains was approximately $32.0 million.

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Transaction costs incurred with the sale of EquiServe and the Health Solutions exchange transaction, in the amount of $5.3 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $2.0 million.

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Transaction costs incurred with the sale of the Innovis Entities, in the amount of $2.0 million, included in Customer Management costs and expenses.  The income tax benefit associated with these costs was approximately $800,000.

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Net gain resulting from the sale of fixed assets in the amount of $3.1 million, which is included in Investments and Other as a reduction to costs and expenses.  The income tax expense associated with this gain was approximately $1.2 million.

         Detailed Review of Financial Results

          The following discussion of financial results takes into account the non- GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information”.

        Segment Results

          Financial Services Segment

          Operating revenues, excluding out-of-pocket reimbursements (“OOP”), for the Financial Services segment for the three months ended September 30, 2006 decreased $2.9 million or 1.2% to $240.6 million compared to the three months ended September 30, 2005 (excluding 2005 lock\line related revenues).  On this basis, U.S. operating revenues decreased $2.8 million or 1.3% for the three months ended September 30, 2006.  The decrease in operating revenues was primarily the result of decreased AWD and healthcare license fee revenues and Health Solutions professional services revenues, which were partially offset by an increase in U.S. mutual fund shareowner processing revenues from higher accounts serviced.  International operating revenues (primarily DST International) decreased $100,000 over third quarter 2005.  Higher professional services revenues during third quarter 2006 were offset by lower license fee revenues.

          Operating revenues, excluding OOP reimbursements, for the Financial Services segment for the nine months ended September 30, 2006 increased $57.7 million or 8.6% to $729.2 million compared to the nine months ended September 30, 2005 (excluding 2005 revenues from Equiserve and lock\line).  On this basis, U.S. operating revenues increased $53.6 million or 9.2% over the same period in 2005. The increase in operating revenues was primarily the result of increased U.S. mutual fund shareowner processing revenues from higher accounts serviced and higher DST Health Solutions revenues from the inclusion of full year-to-date revenues in 2006 versus five months in 2005. International operating revenues increased by $4.1 million or 4.6%, for the nine months ended September 30, 2006 over the same period in 2005.  The increase in international operating revenues was attributable to higher professional services revenues partially offset by lower license fee revenues.

          Financial Services segment software license fee revenues are derived principally from DST International (investment management systems), DST Health Solutions (medical claims processing systems) and AWD (workflow management and CRM solutions).  Operating revenues include approximately $10.8 million and $35.0 million of software license fee revenues for the three and nine months ended September 30, 2006, a decrease of $6.3 million and $7.1 million, respectively, compared to the same periods in 2005, primarily from lower AWD and investment management license fee revenues.  While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

          U.S. mutual fund open shareowner accounts processed totaled 104.7 million at September 30, 2006, a net increase of 600,000 or 0.6% since June 30, 2006 and an increase of 2.5 million or 2.4% from the 102.2 million serviced at December 31, 2005.  Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 40.3 million at September 30, 2006, a net increase of 300,000 or 0.8% since June 30, 2006 and an increase of 1.3 million or 3.3% from the 39.0 million at December 31, 2005.  No new client commitments were received during the quarter.

          Financial Services segment income from operations for the third quarter 2006 decreased $3.8 million or 5.4% from the prior year quarter to $67.1 million, due to lower AWD, investment management and healthcare license fee revenues, lower Health Solutions professional services revenues and the absence of consolidated lock\line operating income, partially offset by increased contributions from U.S. mutual fund shareowner processing services and from international professional services.  Costs and expenses (including OOP costs) during the third quarter 2006 decreased $60.0 million compared to the prior year quarter due primarily to the absence of costs from lock\line, lower OOP costs associated with a reduction in OOP reimbursement revenues of approximately $21.6 million and cost containments.  Depreciation and amortization costs decreased $4.2 million or 17.2% in the third quarter 2006 compared to the prior year quarter.  The decrease was attributable to lower depreciation of computer equipment and the absence of lock\line depreciation. Operating margin for the third quarter of 2006 was 27.9% compared to 24.7% for the third quarter 2005 for the reasons mentioned above.

          Financial Services segment income from operations for the nine months ended September 30, 2006, increased $8.4 million or 4.5% from the prior year period to $196.3 million, primarily from increased U.S. mutual fund shareowner processing revenues, increased international professional service revenues and certain operating cost improvements, partially offset by lower AWD and investment management license fee revenues.  Costs and expenses (including OOP costs) during the nine months ended September 30, 2006 decreased $232.8 million compared to the prior year period due primarily to the absence of costs from EquiServe and lock\line and lower OOP costs associated with a reduction in OOP reimbursement revenues of approximately $88.6 million. Depreciation and amortization costs decreased $14.7 million or 19.9% in the nine months ended September 30, 2006 compared to the prior year period.           The decrease was attributable to lower depreciation of computer equipment and the absence of EquiServe and lock\line depreciation.  Operating margin for the nine months ended September 30, 2006 was 26.9% compared to 21.4% for the same period in 2005 for the reasons mentioned above.

          Output Solutions Segment

          Output Solutions segment operating revenues (excluding OOP reimbursements) for the third quarter 2006 were $131.4 million, an increase of $10.7 million or 8.9% as compared to third quarter 2005, principally from higher processing volumes, increased international revenues from new customer relationships for the Company’s Canadian and U.K. production facilities and increased revenues for certain paper stock, which was previously provided directly by the customer.

          Output Solutions segment operating revenues (excluding OOP reimbursements) for the nine months ended September 30, 2006 were $400.0 million, an increase of $31.7 million or 8.6% as compared to same period in 2005, principally for the reasons mentioned above.

          Items mailed during the three and nine months ended September 30, 2006 were 637 million and 1.9 billion, an increase of 20.1% and 23.8%, respectively, compared to the same periods in 2005.  Images produced during the three and nine months ended September 30, 2006 were 4.1 billion and 11.4 billion, an increase of 37.3% and 35.5%, respectively, compared to the same periods in 2005.  Revenues per image and package have declined principally as a result of lower unit pricing on the previously mentioned renegotiated customer contracts and higher relative volume increases from those customers.

          Output Solutions segment income from operations for the third quarter 2006 decreased $6.7 million or 89.3% to $800,000 compared to the prior year quarter.  Costs and expenses (including OOP costs) decreased $3.2 million or 1.2% from the third quarter 2005 due to lower OOP costs associated with a reduction in OOP reimbursement revenues of approximately $17.8 million, offset by the cost of certain paper stock previously provided directly by the customer, higher personnel, material and equipment costs associated with increased volumes and costs associated with implementation of new printing and inserting technologies.  Depreciation and amortization increased $2.8 million compared to third quarter 2005 attributable to depreciation on new printing and inserting equipment.  Operating margin for the third quarter 2006 declined to 0.6% as compared to 6.2% for the third quarter 2005 for the reasons mentioned above.

          Output Solutions segment income from operations for the nine months ended September 30, 2006 decreased $18.4 million or 71.0% to $7.5 million compared to the same period in 2005.  Costs and expenses (including OOP costs) increased $75.1 million or 9.6% from the same period in 2005 due to an increase in OOP costs associated with an increase in OOP reimbursement revenues of approximately $30.1 million, the cost of certain paper stock previously provided directly by the customer, higher personnel, material and equipment costs associated with increased volumes and costs associated with the implementation of new printing and inserting technologies.  Depreciation and amortization increased $5.1 million compared to the nine months ended September 30, 2005 attributable to depreciation on new printing and inserting equipment.  Operating margin for the nine months ended September 30, 2006 declined to 1.9% as compared to 7.0% for the same period of 2005 for the reasons mentioned above.

          Investments and Other Segment

          Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company’s operating segments, were $16.5 million for the three months ended September 30, 2006, an increase of $200,000 from the prior year period.  Income from operations for the three months ended September 30, 2006 increased $600,000 as compared to the prior year period due primarily to higher rental income and operational cost improvements.

          Investments and Other segment operating revenues were $47.5 million for the nine months ended September 30, 2006, a decrease of $4.4 million from the prior year period due to lower rental activities.  Income from operations for the nine months ended September 30, 2006 decreased $2.1 million as compared to the prior year period due to lower income from rental activities.

         Other Financial Results

          Equity in earnings (losses) of unconsolidated affiliates

          The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates:

	Three months ended September 30,		Nine months ended September 30,

(in millions)	2006	2005	2006	2005

Asurion	$1.8	$—	$16.9	$—
BFDS	6.2	4.6	20.1	13.0
IFDS	2.9	4.0	6.8	11.8
Argus	0.8	(0.2)	3.8	0.1
Other	(1.3)	0.2	(2.8)	0.4

	$10.4	$8.6	$44.8	$25.3

          Asurion made dividend-equivalent bonus payments to its vested stock option holders in connection with the debt-financed distribution to all of its shareholders, and the related compensation expense allocable to DST’s interest in Asurion reduced DST’s equity in earnings of Asurion by approximately $12.7 million in the third quarter of 2006.  The third quarter and year to date 2006 amounts for Asurion in the table above and below have been adjusted to add back this $12.7 million charge.  In addition, the nine months ended September 30, 2005 amount for BFDS in the above table has been adjusted to take into account the effect of an $11.2 million gain that was previously required to be deferred.

          The calculation of DST’s equity in earnings of Asurion for the three and nine months ended September 30, 2006 is as follows:

	Three months ended September 30, 2006 (000’s)	Nine Months ended September 30, 2006 (000’s)

Asurion net income before amortization of identified intangibles	$8,657	$56,048
Identified intangible amortization, after tax	(2,154)	(5,207)

Asurion net income (unaudited)	6,503	50,841
DST’s ownership percentage	37.4%	37.4%
DST’s pro-rata share of Asurion’s earnings	2,432	19,015
Amortization of DST’s deferred gain	246	736
Amortization of identified intangibles	(912)	(2,858)

DST’s equity in Asurion’s earnings	$1,766	$16,893

          The effect of the debt incurred by Asurion to finance the third quarter 2006 distribution reduced DST’s share of earnings of Asurion by approximately $4.0 million in the quarter and is expected to continue to impact Asurion’s earnings in the future.

          DST’s share of BFDS earnings for the three months ended September 30, 2006 increased $1.6 million due to increased mutual fund shareowner servicing revenues and improvements in operations.  For the nine months ended September 30, 2006, DST’s share of BFDS earnings increased $7.1 million due to increased mutual fund shareowner servicing contributions and improvements in operations.

          IFDS earnings for the three and nine months ended September 30, 2006 decreased $1.1 million and $5.0 million, respectively, primarily due to deferred income tax benefits recorded in 2005 and increased shareowner processing costs in 2006.  Shareowner accounts serviced by IFDS U.K. were 5.6 million at September 30, 2006, an increase of 300,000 or 5.7% from June 30, 2006 and December 31, 2005.   Shareowner accounts serviced by IFDS Canada were 7.0 million at September 30, 2006, unchanged compared to June 30, 2006 and an increase of 200,000 or 2.9% from December 31, 2005.  Increased earnings at Argus Health Systems during the three and nine months ended September 30, 2006 were the result of a higher level of pharmacy claims processed from new client conversions and the processing of Medicare Part D claims.

          Other income, net

          Other income decreased $300,000 in the third quarter 2006 as compared to the third quarter 2005 and increased $1.4 million for the nine months ended September 30, 2006 as compared to the prior year period.  The decrease during the quarter is the result of lower State Street dividend income resulting from the sale of shares during the first quarter of 2006.  The increase during the nine months ended September 30, 2006 is primarily from higher dividend income on marketable securities.

          Interest expense

          Interest expense was $14.0 million for the three months ended September 30, 2006, a decrease of $300,000 from the three months ended September 30, 2005.  The reduction of interest expense was caused by lower average debt balances resulting from the temporary use of proceeds from the Asurion dividend offset by higher average interest rates on the Company’s syndicated credit facility.  Interest expense was $47.1 million for the nine months ended September 30, 2006, compared to $49.0 million in the prior year period, a decrease of $1.9 million due to lower average debt balances outstanding partially offset by higher average interest rates.  In addition, interest expense during the nine months ended September 30, 2005 included the write-off of approximately $1.2 million of unamortized debt issuance costs related to the replacement of the Company’s credit facility in June 2005.

          Income taxes

          The Company’s effective income tax rate was 34.5% and 34.7% for the three and nine months ended September 30, 2006, respectively, compared to 36.4% and 36.5% for the three and nine months ended September 30, 2005, respectively. Excluding the effects of discrete period items and the non-recurring Asurion distribution, the Company expects its recurring effective tax rate for the remainder of 2006 to be 34.7%, a decrease of 0.2% from the second quarter 2006 primarily due to a change in the relative proportions of domestic and international taxable income.

         Accounting Standards

          On September 30, 2005, the FASB issued an exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares.  The final statement has yet to be issued.  DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the 17.1 million incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share.  The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures.  The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock.  Under this “if converted” method, GAAP diluted earnings per share would have been $0.70 and $1.67 (versus GAAP reported earnings of $0.76 and $1.97) for the three months ended September 30, 2006 and 2005, respectively, and $2.48 and $4.02 (versus GAAP reported earnings of $2.63 and $4.67) for the nine months ended September 30, 2006 and 2005, respectively.  The above pro-forma information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (i.e. treasury stock method considerations) discussed in the exposure draft.  DST is still evaluating the remaining aspects of this proposed accounting standard.

          The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

          The information and comments above may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors affecting future actions or results, including those set forth in DST’s latest periodic report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company will not update any forward-looking statements in this press release to reflect future events.

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	For the Three Months ended September 30,		For the Nine Months ended September 30,

	2006	2005	2006	2005

Operating revenues	$373.7	$411.6	$1,136.9	$1,318.0
Out-of-pocket reimbursements	149.8	189.2	533.1	581.4

Total revenues	523.5	600.8	1,670.0	1,899.4
Costs and expenses	417.7	470.2	1,364.8	1,535.7
Depreciation and amortization	29.4	35.9	89.6	110.1

Income from operations	76.4	94.7	215.6	253.6
Interest expense	(14.0)	(14.3)	(59.8)	(49.0)
Other income, net	10.2	12.1	39.7	101.9
Gains on sale of businesses		153.8	52.8	274.2
Equity in earnings (losses) of unconsolidated affiliates	(2.3)	8.6	32.1	36.5

Income before income taxes	70.3	254.9	280.4	617.2
Income taxes	15.6	100.6	88.5	243.4

Net income	$54.7	$154.3	$191.9	$373.8

Average common shares outstanding	66.3	74.8	67.1	77.3
Diluted shares outstanding	72.0	78.5	72.8	80.1
Basic earnings per share	$0.83	$2.06	$2.86	$4.84
Diluted earnings per share	$0.76	$1.97	$2.63	$4.67

DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

Revenues
Financial Services
Operating	$240.6	$287.0	$729.2	$879.7
OOP reimbursements	14.3	35.9	46.0	134.6

	$254.9	$322.9	$775.2	$1,014.3

Output Solutions
Operating	$131.4	$120.7	$400.0	$368.3
OOP reimbursements	135.4	153.2	487.4	457.3

	$266.8	$273.9	$887.4	$825.6

Customer Management
Operating				$96.6
OOP reimbursements				26.4

				$123.0

Investments and Other
Operating	$16.5	$16.3	$47.5	$51.9
OOP reimbursements	0.1	0.1	0.3	0.3

	$16.6	$16.4	$47.8	$52.2

Eliminations
Operating	$(14.8)	$(12.4)	$(39.8)	$(78.5)
OOP reimbursements			(0.6)	(37.2)

	$(14.8)	$(12.4)	$(40.4)	$(115.7)

Total Revenues
Operating	$373.7	$411.6	$1,136.9	$1,318.0
OOP reimbursements	149.8	189.2	533.1	581.4

	$523.5	$600.8	$1,670.0	$1,899.4

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

Income from operations
Financial Services	$72.3	$70.9	$201.2	$182.6
Output Solutions	0.8	7.5	5.7	25.9
Customer Management		(6.9)		10.7
Investments and Other	3.3	23.2	8.7	34.4

	$76.4	$94.7	$215.6	$253.6

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Three Months Ended September 30,
(In millions, except per share amounts)
(Unaudited)

	2006

	Operating Income	Pretax Income	Net Income	Diluted EPS

Reported GAAP income	$76.4	$70.3	$54.7	$0.76
Adjusted to remove:
Included in operating income:
State sales and use tax settlement -Financial Services	(6.9)	(6.9)	(4.2)	(0.06)
ASI transaction/integration costs -Financial Services	1.7	1.7	1.1	0.01
Included in non-operating income:
State sales and use tax settlement		(0.9)	(0.5)	(0.01)
Net gains on securities transactions		(0.4)	(0.3)
Asurion dividend-equivalent bonus payment		12.7	7.6	0.11
Income tax effect of the Asurion distribution			(8.3)	(0.11)

Adjusted Non-GAAP income	$71.2	$76.5	$50.1	$0.70

	2005

	Operating Income	Pretax Income	Net Income	Diluted EPS

Reported GAAP income	$94.7	$254.9	$154.3	$1.97
Adjusted to remove:
Included in operating income:
Restricted stock vesting acceleration - Customer Mgmt.	6.9	6.9	4.4	0.05
Gain on sale of building - Investments and Other	(22.9)	(22.9)	(13.4)	(0.17)
Impairment of real estate assets - Investments and Other	2.4	2.4	1.4	0.02
Included in non-operating income:
Gain on sale of Innovis Entities		(153.8)	(91.1)	(1.16)
Net gains on securities transactions		(2.9)	(1.8)	(0.02)

Adjusted Non-GAAP income	$81.1	$84.6	$53.8	$0.69

Note:	See the Use of Non-GAAP Financial Information section for a description of each of the above adjustments and for management’s reasons for providing non-GAAP financial information.

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Nine Months Ended September 30,
(In millions, except per share amounts)
(Unaudited)

	2006

	Operating Income	Pretax Income	Net Income	Diluted EPS

Reported GAAP income	$215.6	$280.4	$191.9	$2.63
Adjusted to remove:
Included in operating income:
State sales and use tax settlement -Financial Services	(6.9)	(6.9)	(4.2)	(0.06)
Employee severance expense - Ouput Solutions	1.8	1.8	1.1	0.01
Restricted stock vesting acceleration - Financial Services	1.7	1.7	1.0	0.01
Effect of adoption of FAS 123R -Financial Services	(1.4)	(1.4)	(0.8)	(0.01)
ASI transaction/integration costs -Financial Services	1.7	1.7	1.1	0.01
Included in non-operating income:
State sales and use tax settlement		(0.9)	(0.5)	(0.01)
Research and experimentation tax refund and settlement		(1.3)	(5.7)	(0.08)
Write-off of convertible debenture issuance costs		12.7	7.7	0.11
Decline in value of Chapter 11 bankruptcy claim		2.9	1.8	0.02
Net gains on security transactions		(16.5)	(10.1)	(0.13)
Gain on lock\line merger		(52.8)	(29.7)	(0.40)
Asurion dividend-equivalent bonus payment		12.7	7.6	0.10
Income tax effect of the Asurion distribution			(8.3)	(0.11)

Adjusted Non-GAAP income	$212.5	$234.1	$152.9	$2.09

	2005

	Operating Income	Pretax Income	Net Income	Diluted EPS

Reported GAAP income	$253.6	$617.2	$373.8	$4.67
Adjusted to remove:
Included in operating income:
Restricted stock vesting acceleration - Customer Mgmt.	6.9	6.9	4.4	0.05
Gain on sale of real property -Investments and Other	(26.0)	(26.0)	(15.3)	(0.19)
Equiserve sale transaction costs -Financial Services	5.3	5.3	3.3	0.04
Innovis sale transaction costs -Customer Mgmt.	2.0	2.0	1.2	0.02
Impairment on real estate assets -Investments and Other	2.4	2.4	1.4	0.02
Included in non-operating income:
Gain on sale of Innovis Entities		(153.8)	(91.1)	(1.14)
Gain on sale of Equiserve		(120.4)	(70.0)	(0.87)
Recognition of BFDS deferred gain related to Equiserve sale		(11.2)	(7.0)	(0.09)
Net gains on security transactions		(79.4)	(46.3)	(0.58)

Adjusted Non-GAAP income	$244.2	$243.0	$154.4	$1.93

Note:	See the Use of Non-GAAP Financial Information section for a description of each of the above adjustments and for management’s reasons for providing non-GAAP financial information.

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

Selected Balance Sheet Information	September 30, 2006	December 31, 2005

Cash	$84	$80
Total debt	1,291	1,405

	For the Nine Months Ended September 30,

Selected Cash Flow Information	2006	2005

Capital expenditures
Operating segments	$102	$96
Investments and Other segment	8	10

SOURCE  DST Systems, Inc.
    -0-                             10/23/2006
    /CONTACT:  Thomas A. McDonnell, President and Chief Executive Officer, +1-816-435-8684, or Kenneth V. Hager, Vice President and Chief Financial Officer, +1-816-435-8603, both of DST Systems, Inc./